Exhibit 3.19

ARTICLES OF INCORPORATION

OF

DSRX, INC.

I.

The name of this corporation is DSRx, Inc. (hereinafter “Corporation”).

II.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The name and address in the State of California of this Corporation’s initial agent for service of process is:

Richard A. Wolpow

3101 W. Coast Highway, Suite 175

Newport Beach, CA 92663

IV.

This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Thousand (100,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Thousand (10,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a

“Preferred Stock Designation”) and as may be permitted by the California Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

Directors of the Corporation shall not be liable for monetary damages in an action brought by or in the right of the Corporation for breach of a director’s duties to the Corporation and its shareholders, provided however that this provision does not eliminate the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the Corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the Corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Corporation or its shareholders, (vi) under Section 310 of the California Corporations Code or (vii) under Section 316 of the California Corporations Code. This provisions shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this provision and shall not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The Corporation shall, to the fullest extent permitted by California Law, indemnify any and all persons whom it shall have power to indemnify under Section 317 of the California Corporations Code from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

Dated: June 5, 2001	/s/ Brian A. Lebrecht
By: Brian A. Lebrecht, Esq.
Incorporator